Exhibit 99.1

Explanatory Note

ZZLL Information Technology Inc. (the “Company”) is filing this Amendment No. 2 on Form 10-K/A (the “Amendment No. 2”) to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 (the “Original 10-K”), filed on April 16, 2019 (the “Original Filing Date”), to make corrections on typo-mistake found in the Original 10-K and Report of Independent Registered Public Accounting Firm.

The following items have been amended:

Part III, Item 14 Principal Accounting Fees and Services, Report of Independent Registered Public Accounting Firm

For convenience and ease of reference, the Company is filing the annual report in its entirety with applicable changes. Unless otherwise stated, all information contained in this Form 10-K/A is as of April 16, 2019, the filing date of the Original 10-K. Except as stated herein, this Form 10-K/A does not reflect events or transactions occurring after such filing date and does not contain any modifications or updates to the disclosure in the Annual Report that may have been affected by events or transactions occurring subsequent to such filing date. No information in the Annual Report other than as set forth above is amended hereby.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: May 3, 2019

ZZLL Information Technology Inc.

By:	/s/ Sean Webster
Name:	Sean Webster
Title:	Chief Executive Officer
and Chief Financial Officer